UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 26, 2008

ValueClick, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-30135	77-0495335
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

30699 Russell Ranch Road, Suite 250, Westlake Village, California		91362
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	818-575-4500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On August 26, 2008, ValueClick, Inc. (the "Company") filed a Schedule TO with the Securities and Exchange Commission to launch a tender offer process regarding an offer by the Company to purchase up to 4.9 million stock options with exercise prices ranging from $25.66 to $29.73 per share issued by the Company in 2007 to certain employees, officers and directors. The tender offer process is expected to expire on September 24, 2008. Subsequent to the expiration of the tender offer, the Company will make a cash payment ranging from $0.82 to $1.23 per stock option to those holders of eligible stock options who validly elect to participate in the tender offer. If all eligible stock options are validly tendered, the total cash payment made by the Company will be approximately $5.0 million and the Company expects to make the cash payment in the fourth quarter of 2008. In addition, if all eligible stock options are validly tendered, the Company will record a one-time, non-cash stock-based compensation charge in the third quarter of 2008 currently estimated at approximately $36 million, which, on an after-tax basis, will reduce diluted earnings per common share in the third quarter by approximately $0.23. This one-time, non-cash stock-based compensation charge was not included in the Company's previously issued guidance for the third quarter of 2008 and fiscal year 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ValueClick, Inc.

August 26, 2008	By:	John Pitstick

Name: John Pitstick
Title: Chief Financial Officer